                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                October 17, 1997


                       THE GUARANTEE LIFE COMPANIES INC.
     --------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                   0-26788                  47-0785066
  ---------------------       --------------------      --------------------
(State of Incorporation)    (Commission File Number)    (IRS Employer
                                                        Identification Number)


    8801 Indian Hills Drive,
       Omaha, Nebraska                                           68114
 -------------------------------                           ----------------
(Address of principal executive offices)                      (Zip Code)



                                (402) 361-7300
           ---------------------------------------------------------
             (Registrant's telephone number, including area code)


                                 Not applicable
                 --------------------------------------------
         (Former name or former address, if changed since last report)

     Item 5.  OTHER EVENTS.

     (a)  The registrant issued the following press release on October 20, 1997:

THE GUARANTEE LIFE                                                  NEWS RELEASE
COMPANIES, INC.

FOR IMMEDIATE RELEASE

Company Contact:                               Contact:
---------------                                -------

William L. Bauhard, CFO                        John D. Lovallo, VP
The Guarantee Life Companies Inc.              Makovsky & Company
Diane Theisen Kohout, Director IR              (212) 508-9600
The Guarantee Life Companies Inc.
(402) 361-2848

                       THE GUARANTEE LIFE COMPANIES INC.
                       ANNOUNCES ACQUISITION OF PFG, INC.
                 (PARENT COMPANY OF AGL LIFE ASSURANCE COMPANY)

     OMAHA, Nebraska, October 20, 1997-The Guarantee Life Companies Inc. (Nasdaq: GUAR) announced today the signing of the definitive agreement to acquire PFG, Inc. in a cash transaction for a purchase price of $37,250,000. PFG, Inc. is the parent company of AGL Life Assurance Company, formerly American Guardian Life Assurance Company. The transaction will add about 30,000 policies, $80 million in policy reserves, and $21 million in revenues to Guarantee Life's Individual Insurance Business. Guarantee Life's Individual Business currently consists of approximately 175,000 policies, $850 million in policy reserves, and $120 million in revenues.

     PFG, Inc. was founded in 1960 and is headquartered in Blue Bell, a suburb of Philadelphia, Pennsylvania. PFG, Inc. is a closely-held Pennsylvania domiciled holding company with three subsidiaries. AGL primarily markets term insurance through a network of brokerage general agencies, and independent agents and brokers, and is licensed in 45 states and the District of Columbia. The Philadelphia Financial Group, Inc. provides insurance programs, products, and services to the bank marketplace. The PFG Distribution Company is a broker dealer for variable life and annuity products.

     The Guarantee Life Companies Inc. plans to operate the Philadelphia Financial Group, Inc. and PFG Distribution Company as independent subsidiaries. AGL operations will be managed as a part of the Individual Insurance Business of Guarantee Life Insurance Company. Through this structure, Guarantee Life has identified operating efficiencies which will be implemented throughout the first half of 1998, reducing expenses on an annualized basis by approximately $2 million. Robert D. Bates, Chairman and Chief Executive Officer, commented, "We are committed to reviewing all strategic alternatives associated with this acquisition to ensure that Guarantee Life reaches the operating performance our shareholders and customers expect. As a result of the acquisition, we anticipate that in 1998 individual life insurance sales will increase by approximately 16% and that the purchase will be accretive to earnings."

     Mr. Bates continued, "The combination of AGL's operations with our Individual Business will expand Guarantee Life's geographic coverage, particularly in the Northeast region, to enhance our national presence, while also increasing our sales force by approximately 500 active producers. We plan to quickly introduce our products into this expanded distribution system."

     Robert M. Howe, President and Chief Executive Officer of PFG, Inc., commented, "The proposed merger presents many attractive benefits for PFG, Inc. including operational efficiencies, a broader portfolio of individual life and annuity products, along with a continued presence in Pennsylvania. In addition, the combined business will enhance Guarantee Life's ability to more aggressively compete in the term insurance market due to AGL's strong presence in that market."

     The transaction has been approved by both boards of directors and is expected to close by the end of 1997. The definitive agreement is subject to approval by the PFG, Inc. shareholders, the Nebraska and Pennsylvania State Insurance Departments, other regulatory agencies, as well as the customary closing conditions. There can be no assurance that these conditions will be satisfied or that the transaction will be consummated.

     The Guarantee Life Companies Inc., through its wholly-owned subsidiary Guarantee Life Insurance Company, markets group life and health insurance products to employers and other groups, and life insurance and annuities to individuals. Guarantee Life's principal business operations are conducted in 48 states and the District of Columbia. Insurance coverage and related benefits are provided through more than 200,000 individual and group policies issued to over 1.5 million customers throughout the United States. Founded in 1901, Guarantee Life is headquartered in Omaha, Nebraska.

     Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits

            Number       Description

               2 Merger Agreement among The Guarantee Life Companies Inc., Guarantee Subsidiary, Inc. and PFG, Inc., dated as of October 17, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE GUARANTEE LIFE COMPANIES INC.



                              By   /s/ Richard A. Spellman
                                  ------------------------
                                  Richard A. Spellman, Senior Vice President,
                                  General Counsel and Secretary
October 22, 1997